Exhibit 5.1

ALSTON&BIRD LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, GA 30309-3424

404-881-7000
Fax:404-881-7777
www.alston.com

March 18, 2015

EverBank Financial Corp
501 Riverside Avenue
Jacksonville, FL 32202

Re:	EverBank Financial Corp—Prospectus Supplement to Shelf Registration Statement on Form S-3ASR (File No. 333-202685)

Ladies and Gentlemen:

We have acted as counsel to EverBank Financial Corp, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the “Securities Act”), of a prospectus supplement, dated March 12, 2015 and filed with the Commission pursuant to Rule 424(b) of the Securities Act on March 16, 2015 (the “Prospectus Supplement”) to the prospectus, dated March 12, 2015 (together with the Prospectus Supplement, the “Prospectus”), included as part of the above-referenced Registration Statement (the “Registration Statement”) relating to the sale by Sageview Partners L.P. and Teachers Insurance and Annuity Association of America (the “Selling Stockholders”) of 2,910,801 shares (the “Securities”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”). The Securities are being offered and sold to the underwriter (the “Underwriter”) named in the Underwriting Agreement, dated as of March 12, 2015 (the “Underwriting Agreement”) by and among the Selling Stockholders, the Company and the Underwriter.
This opinion is furnished pursuant to Item 16 of the Commission’s Form S-3 and Item 601(b)(5) of the Securities and Exchange Commission’s Regulation S-K.
In the capacity described above, we have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records and documents of the Company, including, without limitation, the Registration Statement, the Underwriting Agreement, the Prospectus, the documents filed by the Company pursuant to the Securities Exchange Act of 1934, as amended, and incorporated by reference to the Prospectus as of the date hereof, resolutions adopted by the boards of directors or other governing bodies or controlling entities of the Company and the organizational documents of the Company, certificates of officers and representatives (who, in our judgment, are likely to know the facts upon which the opinion or confirmation

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will be based) of the Company, certificates of public officials and such other documents as we have deemed appropriate as a basis for the opinions hereinafter set forth. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein.
As to certain factual matters relevant to this opinion letter, we have relied upon the representations and warranties made in the agreements and other documents entered into or to be entered into by the parties to the Underwriting Agreement in connection with the issuance of the Shares, including, without limitation, the Underwriting Agreement, certificates and statements of responsible officers of the Company, and certificates of public officials. Except to the extent expressly set forth herein, we have made no independent investigations with regard thereto, and, accordingly, we do not express any opinion or belief as to matters that might have been disclosed by independent verification.
In our examination of the relevant documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
Our opinion set forth below is limited to the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing), and we do not express any opinion herein concerning any other laws, statutes, ordinances and regulations.
Based upon the foregoing, and subject, in all respects, to the assumptions, qualifications and limitations set forth in this opinion letter, it is our opinion that the Securities have been validly issued, and are fully paid and non-assessable.

The only opinion rendered by us consists of those matters set forth in the immediately preceding paragraph, and no opinion may be implied or inferred beyond the opinion expressly stated. Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

We hereby consent to the filing of this opinion letter as an exhibit to a Current Report on Form 8-K for incorporation by reference into the Registration Statement and to the reference to this law firm under the caption “Legal Matters” in the Prospectus Supplement constituting a part thereof. In giving this consent, we do not thereby admit that we are an

“expert” within the meaning of the Securities Act or the rules and regulations of the Commission thereunder.

Alston & Bird LLP

/s/ Alston & Bird LLP